UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2024

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39866	85-3306396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 North Cedros Avenue, Suite B Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

(508) 543-1720

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 24, 2024, eFFECTOR Therapeutics, Inc. (the “Company”) announced it had terminated its employees in connection with the planned wind down of the Company’s operations. The Company expects to incur one-time charges and cash expenditures associated with the workforce reduction of approximately $0.6 million, primarily related to employee wages and severance payments, benefits and related termination costs. The Company expects that these charges and costs will be incurred during the quarter ended June 30, 2024.

The estimates of charges, costs and expenses that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions and actual results may differ materially from estimates.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On June 21, 2024, in connection with the planned wind down of the Company’s operations, Brian M. Gallagher, Jr., Ph.D., Elizabeth P. Bhatt, Chris Ehrlich, Kristen Harrington-Smith, Barbara Klencke, M.D., Caroline Loewy and Stephen T. Worland, Ph.D., each notified the Company of their respective resignations as members of the board of directors (the “Board”) of the Company and all committees thereof. None of these resignations resulted from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Departure of Officers

On June 21, 2024, Stephen T. Worland, Ph.D., President and CEO, Michael Byrnes, Chief Financial Officer and Secretary, and Douglas Warner, M.D., Chief Medical Officer, ceased serving in their respective officer positions.

Appointment of Director and Officer

On June 21, 2024, the Board appointed Craig R. Jalbert, age 62, as the Company’s CEO, President, Treasurer and Secretary, and sole member of the Board. Mr. Jalbert will also serve as the Company’s principal executive officer, and as its principal financial officer and principal accounting officer. Mr. Jalbert’s term as director shall expire upon the election and qualification of his successor. Mr. Jalbert has not been appointed to any committee of the Board and as of the date hereof is not expected to be appointed to any committee of the Board.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice in distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases.

In connection with his appointment as an officer and director of the Company, Mr. Jalbert will be compensated in the amount of $50,000 per year for a period of three years thereafter. Mr. Jalbert was appointed to the Board and as an officer of the Company pursuant to an engagement letter with the Company, executed on June 21, 2024, to assist the Company in developing a plan of wind down of the Company’s business affairs. There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Matters.

On June 24, 2024, the Company issued a press release announcing its plans to wind down its operations, seek strategic alternatives and delist from Nasdaq, which is attached as Exhibit 99.1 to this current report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, issued June 24, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: June 24, 2024	By:	/s/ Craig Jalbert
	Name:	Craig Jalbert
	Title:	Chief Executive Officer